Exhibit 10.3

L E A S E
among
NNN EASTERN WISCONSIN MEDICAL PORTFOLIO, LLC
as Lessor
and
AURORA MEDICAL GROUP, INC.,
as Lessee
Dated as of December                     , 2007
PROPERTY:

 i

 ii

Exhibit A — Legal Description of the Land
Exhibit B — Existing Title Exceptions
Exhibit C — Base Rent Schedule for Leased Property
Exhibit D — Guaranty
 iii

LEASE
     THIS LEASE (“Lease”) is dated as of the                      day of December, 2007, and is among NNN EASTERN WISCONSIN MEDICAL PORTFOLIO, LLC, a Delaware limited liability company, (“Lessor”) and AURORA MEDICAL GROUP, INC., a Wisconsin non-stock corporation (“Lessee”).
ARTICLE I.
          1.1. Leased Property. Lessor leases to Lessee and Lessee leases from Lessor all of Lessor’s rights and interests in and to the following (to the extent purchased from Lessee as Seller and as may be added to thereafter) (collectively the “Leased Property”):
     (a) the real property described in Exhibit A attached hereto (the “Land”);
     (b) all buildings, structures, Fixtures and other improvements of every kind now or hereafter located on the Land, including alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Lessor has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures and any additions funded by Lessor (collectively, the “Leased Improvements”);
     (c) all easements, rights and appurtenances relating to the Land and the Leased Improvements (collectively, the “Related Rights”); and
     (d) all equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Leased Improvements, including, as present on the Commencement Date, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”). The Leased Property is subject to the title exceptions set forth on Exhibit B (“Existing Title Exceptions”).
          1.2. Term. The Lease shall be for an initial term commencing upon the acquisition of Leased Property by Lessor (the “Commencement Date”) and terminating on the last day of the calendar month 15 years thereafter (December 31, 2022) unless terminated in accordance with the terms of this Lease. Lessee shall have the right to extend the term of the Lease for three periods of five (5) years each as described in Article XIV. The word “Term” refers to the initial and any Extended Term.
          1.3. Operating Lease. It is the intent of the parties that this Lease be treated for accounting and other purposes as an operating lease. If it should be treated as a capital lease by Lessee’s accountants, the parties will act in good faith to make the Lease an operating lease.

ARTICLE II.
          2.1. Rent. Lessee will pay to Lessor in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset or deduction, Base Rent as described in this Section 2.1. Payments of Base Rent shall be made to Lessor as follows:
                                                                                  , or at such other place or to such other person as Lessor from time to time may designate to Lessee in writing.
          2.2. Base Rent. For the period from the Commencement Date through the expiration of the third Lease Year, Lessee shall pay to Lessor “Base Rent” monthly, in advance on or before the first day of each calendar month, the sum of $                    . The Base Rent per square foot is set forth on the schedule attached as Exhibit C. No Base Rent shall be charged on any alteration paid for by Lessee that expands the floor space. The Base Rent otherwise payable hereunder shall increase by six percent (6%) on the start of the fourth Lease Year and every third annual anniversary thereafter.
          In the event that the Commencement Date shall occur other than on the first day of a month, then the first payment of Base Rent shall be prorated based on the number of days in such month. The first Lease Year shall run from the Commencement Date until the last day of the calendar month one year thereafter in which the Commencement Date occurs.
          2.3. Additional Charges. In addition to the Base Rent, Lessee shall also pay and discharge as and when due and payable all other amounts, liabilities, obligations and “Impositions,” all as defined in Section 3.1 which Lessee is required to pay under this Lease relating to periods during the Term or any Extended Term after the Commencement Date (the “Additional Charges”). If the expiration or earlier termination of the Term is a day other than the last day of a Lease Year, then the amount of the last quarterly installment of Additional Rent shall be paid pro rata on the basis of the actual number of days in such Lease Year. A “Lease Year” shall mean a period of twelve (12) consecutive months commencing on the first day of the first calendar month after the commencement Date (unless the commencement Date is the first day of a calendar month in which event the Lease Year commences on such date). The first Lease Year shall include as well any days between the Commencement Date and the first day of the first calendar month thereafter. The term “Rent” shall include Base Rent and any Additional Charges.
          2.4. Net Lease. This Lease is and is intended to be what is commonly referred to as a net lease. The Base Rent and Additional Charges shall be paid absolutely net to Lessor. So that this Lease shall yield to Lessor the full amount of the installments of Base Rent and Additional Charges throughout the Term. Any existing leases and contracts affecting the Property are subleases and/or subcontracts and are obligations and rights of Lessee (not Lessor). No such documents affect Lessee’s rights or obligations hereunder.
          2.5. Reporting Requirements. In the event that, at any time during the Term, Guarantor ceases to report its financial statements publicly, Lessee shall, no later than five (5) months after the end of each calendar year, provide to Lessor a certified annual balance sheet and profit end loss statement for Guarantor (which may be consolidated with its affiliates, including Lessee).

ARTICLE III.
          3.1. Impositions. Subject to Section 9.1 relating to permitted contests, Lessee shall pay, or cause to be paid, all ad valorem real and personal property taxes or assessments and any payments in lieu of taxes (PILOT) or such other taxes or assessments imposed by governmental authorities or required pursuant to any recorded or unrecorded agreements (which agreements are in effect at the commencement of the Lease or are subsequently entered into by Tenant) affecting the Lease Improvements levied against the Leased Property during the term of the Lease on or after the Commencement Date (“Impositions”) before any fine, penalty or cost may be added for nonpayment. Lessee shall make such payments directly to the taxing authorities where feasible, and promptly furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. For assessments only the current installment of an assessment with installments over the longest period of time per month is included as an Imposition.
          Any refund due from any taxing authority in respect of any Imposition paid by Lessee shall be paid over to or retained by Lessee if no Event of Default shall have occurred hereunder and be continuing. Any other refund shall be paid over to or retained by Lessor.
          3.1.1. Lessee may, upon notice to Lessor, at Lessee’s option and at Lessee’s sole cost and expense, protest, appeal, or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments and Lessor, at Lessee’s expense as aforesaid, shall reasonably cooperate with Lessee in such protest, appeal, or other action but at no cost or expense to Lessor. Billings for reimbursement by Lessee to Lessor of personal property or real property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property with respect to which such payments are made. Any written agreement with the assessor concerning property taxes will be subject to the approval of Lessor, which approval shall not be unreasonably withheld, conditioned or delayed.
          3.1.2. Lessor shall give prompt notice to Lessee of all Impositions payable by Lessee hereunder of which Lessor has knowledge.
          3.1.3. Impositions imposed in respect of the tax-fiscal period during which the Term commences and terminates shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such termination or commencement.
          3.2. Utilities. Lessee shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property and incurred during the Term and on or after the Commencement Date.
          3.3. Insurance. Lessee shall pay or cause to be paid all premiums for the insurance coverage required to be maintained by Lessee hereunder.

ARTICLE IV.
          4.1. Condition of the Leased Property. Lessee acknowledges receipt and delivery of possession of the Leased Property and that Lessee has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and repair, to Lessee’s knowledge free from Hazardous Substances not in compliance with any laws or regulations, and satisfactory for its purposes hereunder. Regardless, however, of any examination or inspection made by Lessee and whether or not any patent or latent defect or condition was revealed or discovered thereby, Lessee is leasing the Leased Property “AS IS” in its present condition. Lessee waives any claim or action against Lessor in respect of the condition of the Leased Property including any defects or adverse conditions not discovered or otherwise known by Lessee as of the date hereof.
          4.2. Use of the Leased Property. Lessee may use the Leased Property in connection with any health care use or other use that is permitted by law. Lessee is responsible to obtain any approval or license for its use of the Leased Property.
          Lessee shall not commit or suffer to be committed any waste on the Leased Property or cause or permit any nuisance to exist thereon or with respect thereto. Lessee shall neither suffer nor permit the Leased Property to be used in such a manner as to make possible a claim of adverse use or possession, or an implied dedication of the Leased Property.
ARTICLE V.
          5.1. Compliance with Laws. Subject to Section 9.1 regarding permitted contests, Lessee, at its expense, shall promptly comply with all laws and recorded and unrecorded agreements (which are effective at the commencement of the Lease or are subsequently entered into by Tenant), including without limitation, any recordkeeping and reporting requirements imposed on the owner of the Leased Improvements set forth in such agreements applicable to the Leased Property and regarding the use and operation of the Leased Property. Lessee shall procure, maintain and comply with all licenses of need and other governmental authorizations required for the use of the Leased Property.
ARTICLE VI.
          6.1. Maintenance and Repair. Lessee, at its expense, shall repair and maintain the Leased Improvements in good condition and repair, and, with reasonable promptness, make all necessary and appropriate repairs and replacements thereto of every kind and nature, including those necessary to comply with changes in any laws, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to or after the Commencement Date. Lessee agrees that it is managing all aspects of the operation and the Leased Improvements, at no cost to Lessor. In the event Lessee ceases to provide such management for the Leased Improvements, then Lessee shall either (i) engage professional third party management for the Leased Improvements, at Lessee’s sole cost, or (ii) elect to have Lessor provide such management services and reimburse Lessor’s reasonable costs for providing such services. Lessee shall maintain the Leased Improvements in a manner consistent with that maintained by comparable first class medical facilities in comparable medical markets in the State of Wisconsin.

          Lessee shall, upon the expiration or earlier termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor and, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear and except for damage by casualty. Lessee shall permit Lessor to inspect the Leased Property on reasonable advance notice to Lessee.
ARTICLE VII.
          7.1. Construction of Improvements to the Leased Property. Lessee may make any improvement or addition to the Leased Property (“Improvement”) which will not materially reduce the value of the Leased Property. Notwithstanding the foregoing, without Lessor’s prior written approval (which shall not be unreasonably withheld), Lessee shall not make any Improvement costing in excess of the greater of (i) $250,000 or (ii) 15% of the value of the Leased Property, unless Guarantor maintains a senior unsecured corporate credit rating of not less than BBB- by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or a similar rating by any other nationally recognized statistical rating organization, and each of the following is satisfied (collectively, the “Construction Requirements”): (A) the construction of the Improvement is in accordance with sound construction practices and in compliance with all applicable laws (including without limitation zoning), and upon completion of the Improvement, the Leased Property continues to satisfy all applicable laws (including without limitation zoning); (B) all required permits and governmental required consents are obtained; (C) construction is completed in a lien-free workmanlike manner; (D) the Improvement is architecturally consistent with the rest of the other Leased Improvements; and (E) during the performance of construction, the insurance coverages required hereunder are procured with respect to the Improvement. Furthermore, Lessee shall not demolish a portion of the Leased Property that exceeds 10% of the value of the Leased Property, without Lessor’s prior written approval.
ARTICLE VIII.
          8.1. Liens. Subject to the provisions of Section 9.1 relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien from any work performed by Lessee on the Leased Property.
ARTICLE IX.
          9.1. Permitted Contests. Lessee, upon prior written notice to Lessor, on its own or in Lessor’s name, at Lessee’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision, Imposition, legal requirement or lien; subject, however, to the further requirement that Lessee shall still be obligated to make payments of Base Rent hereunder. If any such contest is finally resolved against Lessor or Lessee, Lessee shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon. Lessor, at Lessee’s expense, shall execute and deliver to Lessee such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Lessee or if Lessor so desires, Lessor shall join as a party therein. The provisions of this Section 9.1 shall not be construed to permit Lessee to contest the payment of Rent or any other amount payable by Lessee to Lessor hereunder.
ARTICLE X.
          10.1. General Insurance Requirements. During the Term, Lessee shall at all times keep the Leased Property, and all property located in or on the Leased Property insured with the kinds and amounts of insurance described below. This insurance shall be written by companies authorized to do insurance business in the State in which the Leased Property is located. All liability type policies must name Lessor as an “additional insured.” All property, loss of rental and business interruption type policies (other than policies relating to Lessee’s personal property) shall name Lessor as “loss payee.” Losses shall be payable to Lessor and/or Lessee as provided in Article XI. In addition, the policies, as appropriate, shall name as an “additional insured” and “loss payee” the holder (“Mortgagee”) of any mortgage, deed of trust or other security agreement (“Facility”) securing any indebtedness or any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXVII (“Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement. (The parties will discuss and resolve prior to Closing whether Lessee’s policy adds Lessor and the Facility Mortgagee as an “additional named insured” on the liability policies or Lessor obtains a separate policy insuring its negligence with Lessee reimbursing Lessor for the premium of such policy). A certificate of insurance shall be delivered to Lessor upon request. The policies shall insure against the following risks: Loss or damage by fire, lightning, vandalism and malicious mischief, extended coverage perils commonly known as special form perils, including but not limited to explosion, smoke, aircraft or vehicles, riot; or civic commotion, terrorism, burglary, theft, sprinkler leakage, volcanic action, falling objects, weight of snow, ice or sleet, water damage, sinkhole collapse, windstorm or hail, in an amount not less than the insurable value on a replacement cost basis; and
          10.1.1. Claims for bodily injury or property damage under a policy of commercial general liability insurance including contractual liability coverage with amounts not less than Two Million and No/100 Dollars ($2,000,000.00) combined single limit and Four Million No/100 Dollars ($4,000,000.00) in the annual aggregate.
          10.1.2. Ordinance and Law Insurance with amounts not less than Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000) for coverage A, One Million and No/100 Dollars ($1,000,000.00) for coverage B, and One Million and No/100 Dollars ($1,000,000.00) for coverage C.
          10.1.3. For any construction conducted by Lessee at the Land, obtain and maintain builder’s risk insurance in the amount of the full completed value of improvements.
          10.1.4. Business Income and/or Rental Value Insurance in an amount equal to the sum of the Base Rent and Additional Charges payable under the Lease for a period of at least twelve (12) months from the date of any casualty.

          10.2. Waiver of Subrogation. All insurance policies carried by either party covering the Leased Property shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party waives any claims it has against the other party to the extent such claim is covered by insurance.
          10.3. Policy Requirements. Lessee shall pay all of the premiums for the insurance. In the event of the failure of Lessee either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such certificates thereof to Lessor, at the times required, Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof shall be repayable to Lessor upon demand therefor. Each insurer shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lessor, that it will give to Lessor at least thirty (30) days’ written notice to Lessor and any Mortgagee before the policy or policies in question shall be altered, allowed to expire or cancelled. No policy shall contain a coinsurance clause. Each policy shall have a deductible or deductibles, if any, which are no greater than those normally maintained for similar facilities in the State in which the Leased Property is located.
          Each insurer must have a rating of A:X by Best’s Key Rating Guide and a rating of A or higher from Standard & Poor’s (or the equivalent rating from either Fitch or Moody’s or other nationally recognized institutional rating organization). If an insurer’s rating falls below such rating, after written notice from Lessor, Lessee shall have sixty (60) days to correct the matter by obtaining such insurance from a different insurer, and if Lessee does not do so, then the Lessor may obtain such insurance meeting the terms hereof, with the premium to be paid for by Lessee. Lessee shall not otherwise be in default if any insurer fails to maintain the required rating.
          10.4. Blanket Policies and Policies Covering Multiple Locations. Notwithstanding anything to the contrary contained in this Article, Lessee’s obligations to carry the casualty insurance provided for herein may be brought within the coverage of a blanket policy or policies of insurance carried and maintained by Lessee provided that the insurance limits required under this Article X will be applicable to the Leased Property.
          10.5. No Separate Insurance. Lessee shall not, on Lessee’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article to be furnished by, or which may reasonably be required to be furnished by, Lessee or (ii) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Mortgagees, are included therein as additional insured and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies.

ARTICLE XI.
          11.1. Insurance Proceeds. All proceeds up to the amount of the greater of (i) $250,000 or (ii) 15% of the value of the Leased Property payable by reason of any loss or damage to the Leased Property under any policy of insurance required to be carried hereunder shall be paid to Lessor and made available by Lessor to Lessee for the reasonable costs of reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, provided no Event of Default is existing and continuing. To the extent that there are insurance proceeds that exceed such amount, or if Guarantor’s senior unsecured corporate credit rating is less than BBB- by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and less than the equivalent rating by all other nationally recognized statistical rating organizations, the proceeds shall be deposited into escrow to be held by a third party escrow agent reasonably acceptable to Lessee, Lessor and Lessor’s mortgage lender (“Lender”) and disbursed pursuant to an escrow agreement reasonably acceptable to Lessee, Lessor, and Lender. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property (or in the event neither Lessor nor Lessee is required or elects to repair and restore, all such insurance proceeds) shall be paid to Lessor. Lessee acknowledges that, as additional collateral for its loan from Lender, Lessor has assigned to Lender all of Lessor’s rights and interests in and to any escrow accounts established pursuant to this Lease. Upon request, Lessee agrees to execute and deliver such documentation as may be reasonably requested by the Lender to perfect (or to continue the perfection) of the Lender’s security interest in and to the escrowed funds, as described in the preceding sentence. Notwithstanding the Lessor’s assignment, until such time as Lender shall deliver to the escrow holder and Lessee written notice that Lessor is in default under the terms of the loan from Lender, Lessor shall be permitted to take such actions with regard to the escrowed funds as are contemplated by this Lease and to receive payment of any escrowed funds in accordance with the terms of this Lease. Following the delivery of a default notice from Lender to Lessee and the escrow holder, the escrow holder will be authorized to comply only with the written instructions received from Lender with respect to the payment of all or any of the escrowed funds which would otherwise be payable to Lessor in accordance with the terms of this Lease.
          11.2. Insured Casualty.
          11.2.1. If the Leased Property is damaged or destroyed. from a risk covered by insurance carried by Lessee such that the Facility thereby is rendered untenantable, and in Lessor’s reasonable opinion, such damage can be substantially repaired (employing normal construction methods thereafter without overtime or premium) under applicable laws within 240 days from the date of the Casualty, then to the extent insured proceeds are made available for restoration, repair and rebuilding, Lessee shall restore the Leased Property to substantially the same condition as existed immediately before such damage or destruction. If the damage is estimated by Lessor to last more than 240 days, Lessee may elect, but shall not be required to restore the Leased Property to substantially the same condition as existed immediately before such damage or destruction. If Lessee undertakes restoration of the Leased Property, Lessee agrees to effect such restoration in compliance with the Construction Requirements of section 7.1 of this Lease, and shall diligently seek to complete such restoration as quickly as it can reasonably be completed. In the event that, pursuant to the preceding sentence, Lessee elects not to undertake the restoration of the Leased Property, or if Lessee fails to timely complete such restoration in accordance with Section 7.1, or in the case of a default or termination of this Lease, all insurance proceeds shall be released to Lessor from any escrow established pursuant to Section 11.1 of this Lease
          11.2.2. If the Leased Property is damaged from a risk covered by insurance carried by Lessee, but the Facility is not thereby rendered untenantable, Lessee shall restore the Leased Property to substantially the same condition as existed immediately before such damage. Such damage shall not terminate this Lease.
ARTICLE XII.
          12.1. Condemnation.
          12.1.1. Total Taking. If the Leased Property is totally and permanently taken by condemnation, this Lease shall terminate as of the day before the date of taking.
          12.1.2. Taking. If a portion of the Leased Property is taken by condemnation, this Lease shall remain in effect if the Facility is not thereby rendered unsuitable for use as a medical facility, but if the Facility is thereby rendered unsuitable for a medical facility, this Lease shall terminate as of the day before the date of taking.
          12.1.3. Restoration. If there is a partial taking of the Leased Property and this Lease remains in full force and effect pursuant to Section 12.1.2, Lessor shall make available to Lessee the portion of the award necessary and specifically identified for restoration of the Leased Property and Lessee shall apply such funds to the restoration. In the event that the Guarantor’s senior unsecured corporate credit rating is less than BBB- by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and less than the equivalent rating by all other nationally recognized statistical rating organizations, then proceeds to be paid to Lessee shall be placed in a third-party escrow and with the proceeds only being released for restoration and repair of the Leased Property, such escrow to be on the same terms as the escrow described in Section 11.1.
          12.1.4. Award-Distribution. The entire award shall belong to and be paid to Lessor, except that Lessee shall be entitled to receive from the award, if and to the extent such award specifically includes such item, lost profits value, relocation and moving expenses, and to apply separately for and receive an award for such items as well as other awards and allowances provided by law to tenants.
          12.1.5. Temporary Taking. The taking of the Leased Property and/or any part thereof, shall constitute a taking by condemnation only when the use and occupancy by the taking authority has continued for longer than 180 consecutive days. During any shorter period, which shall be a temporary taking, all the provisions of this Lease shall remain in full force and effect and the award allocable to the Term shall be paid to Lessee.
          12.1.6. Sale Under Threat of Condemnation. A sale by Lessor to any condemnor, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a condemnation for purposes of this Lease. Lessor may, without any obligation to Lessee, agree to sell and/or convey to any condemnor all or any portion of the Leased Property free from this Lease and the rights of Lessee hereunder without first requiring that any action or proceeding be instituted or pursued to judgment. Notwithstanding the foregoing, should Lessor sell any Leased Property to a condemnor pursuant to this Section, a portion of the sale price shall be allocated to Lessee’s relocation costs and paid to Lessee when received by Lessor.
ARTICLE XIII.
          13.1. Events of Default. Any one or more of the following shall constitute an “Event of Default”:
     (a) Lessee shall fail to pay any installment of Base Rent when the same becomes due and payable and such failure is not cured by Lessee within a period of ten (10) days after written notice thereof from Lessor; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;
     (b) if Lessee shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Lessee within thirty (30) days after written notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within one hundred twenty days (120) of the written notice; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;
     (c) Lessee shall:
     (i) admit in writing its inability to pay its debts generally as they become due,
     (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act,
     (iii) make an assignment for the benefit of its creditors,
     (iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its Property, or
     (v) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;
     (d) Lessee shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Lessee, a receiver of Lessee or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of Lessee under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

     (e) Lessee shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution;
     (f) the estate or interest of Lessee in the Leased Property shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Lessee of notice thereof from Lessor; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law.
          13.2. Certain Remedies. If an Event of Default shall have occurred, Lessor may terminate this Lease by giving Lessee notice of such termination and the Term shall terminate and all rights of Lessee under this Lease shall cease. Lessor shall have all rights at law and in equity available to Lessor as a result of any Event of Default. Lessee shall pay as Additional Charges all costs and expenses incurred by or on behalf of Lessor, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Lease has been terminated pursuant to this Section 13.2, Lessee shall, to the extent permitted by law, if required by Lessor so to do, immediately surrender to Lessor possession of the Leased Property and quit the same and Lessor may enter upon and repossess the Leased Property as permitted by law and may remove Lessee and all other Persons and any of Lessee’s Personal Property from the Leased Property.
          13.3. Receiver. Upon the occurrence of an Event of Default, and upon commencement of proceedings to enforce the rights of Lessor hereunder, Lessor shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Lessor of the Leased Property with such powers as the court making such appointment shall confer.
          13.4. Waiver. If Lessor initiates judicial proceedings or if this Lease is terminated by Lessor pursuant to this Article, Lessee waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; and (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.
          13.5. Application of Funds. Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default which are made to Lessor rather than Lessee due to the existence of an Event of Default shall be applied to Lessee’s obligations in the order which Lessor may determine or as may be prescribed by the laws of the State.
ARTICLE XIV.
          14.1. Renewal Terms. Provided that no Event of Default, or event which, with notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing, then Lessee shall have the right to renew this Lease for three (3) successive five-year renewal terms (each, an “Extended Term”), upon giving written notice to Lessor of such renewal not less than six (6) months prior to the expiration of the then current Term. During each such Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect except that the annual Base Rent for and during such Extended Term shall continue to increase as described in Section 2.2.

ARTICLE XV.
          15.1. Holding Over. If Lessee shall for any reason remain in possession of the Leased Property after the expiration or earlier termination of the Term and after being requested in writing by Lessor to vacate the Leased Property, such possession shall be as a month-to-month tenant during which time Lessee shall pay as Base Rent each month 125% of the sum of the monthly Base Rent applicable to the prior Lease Year, together with all Additional Charges and all other sums payable by Lessee pursuant to this Lease. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.
ARTICLE XVI.
          16.1. General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Lessor or Lessee, and without regard to the policy limits of any such insurance, Lessee shall protect, indemnify, save harmless and defend Lessor from and against all liabilities, obligations, claims, damages penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Lessor by reason of: (i) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property, or adjoining sidewalks thereto; (ii) any use, misuse, non-use, condition, maintenance or repair by Lessee of the Leased Property; (iii) any failure on the part of Lessee to perform or comply with any of the terms of this Lease; (iv) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by any party thereunder; (v) any claim for malpractice, negligence or misconduct committed by any person on or working from the Leased Property; and (vi) the violation of any law. Any amounts which become payable by Lessee under this Article shall be paid within ten (10) days after liability therefor is determined by litigation or otherwise. Lessee, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor or may compromise or otherwise dispose of the same as Lessee sees fit; provided, however, that any legal counsel selected by Lessee to defend Lessor shall be reasonably satisfactory to Lessor. All indemnification covenants are intended to apply to losses, damages, injuries, claims, etc. incurred directly by the indemnified parties and their property, as well as by the indemnifying party or third party, and their property. For purposes of this Article XVI, any acts or omissions of Lessee, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Lessee (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Lessee. It is understood and agreed that payment shall not be a condition precedent to enforcement of the foregoing indemnification obligations. To the extent that there are any insurance proceeds payable to Lessor pursuant to insurance policies required under this Lease for a loss for which Lessee has already paid Lessor, pursuant to this Article XVI, then Lessor shall assign to Lessee such insurance proceeds (up to a maximum amount equal to the amount Lessee paid to Lessor).

ARTICLE XVII.
          17.1. Assignment; Sublease. Lessee shall not, without Lessor’s prior written consent, which may not be unreasonably withheld, either directly or indirectly or through one or more step transactions or tiered transactions, voluntarily or by operation of law, (i) assign, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of all or any part of this Lease or Lessee’s leasehold estate hereunder, (ii) sublease all or any part of the Leased Property; provided Lessee may sublease or allow the following to use, without Lessor’s consent, all or any part of the Leased Property: to any entity or person affiliated with or controlled by Lessee or by Aurora Health Care, Inc., or to a health care provider who either has contractual relationships with it or its affiliate or is on or has employees on the Medical Staff of an Aurora Health Care system hospital; provided Lessee remains liable hereunder, (all existing leases become and are treated as subleases), (iii) convey, sell, assign, transfer or dispose of any stock or partnership, membership or other interests (whether equity or otherwise) in Lessee (which shall include any conveyance, sale, assignment, transfer or disposition of any stock or partnership, membership or other interests (whether equity or otherwise) in any affiliate, if such conveyance, sale, assignment, transfer or disposition results, directly or indirectly, in a change in control of Lessee, or (iv) except as required by law, sell, convey, assign, or otherwise transfer all or substantially all of the assets, of Lessee (each of the aforesaid acts referred to in clauses (i) through (iv) being referred to herein as a “Transfer”). No consent to a Transfer or Transfer not requiring a consent shall relieve Lessee of any of its liabilities hereunder.
ARTICLE XVIII.
          18.1. Estoppel Certificates. At any time and from time to time upon Lessee’s receipt of not less than thirty (30) days’ prior written request by Lessor, Lessee shall furnish to Lessor an Estoppel Certificate certifying (i) that this Lease is unmodified and in full force and effect, or that this Lease is in full force and effect as modified and setting forth the modifications; (ii) the dates to which the Rent has been paid; (iii) whether or not, to the best knowledge of Lessee, Lessor is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Lessee may have knowledge; and (iv) responses to such other questions or statements of fact as Lessor, any ground or underlying lessor, any purchaser or any current or prospective mortgagee shall reasonably request.
ARTICLE XIX.
          19.1. Lessor’s Right to Inspect and Show the Leased Property. Lessee shall permit Lessor and its authorized representatives to (i) inspect the Leased Property and (ii) exhibit the same to prospective purchasers and lenders, and during the last six (6) months of the Term, to prospective lessees, in each instance upon reasonable advance notice to Lessee, during usual business hours and subject to any reasonable security, health, safety or confidentiality requirements of Lessee. Lessee shall cooperate with Lessor in exhibiting the Leased Property to prospective purchasers, lenders and lessees.

ARTICLE XX.
          20.1. No Waiver. No failure by a party to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance by Lessor of full or partial payment of Rent during the continuance of any default or Event of Default shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.
ARTICLE XXI.
          21.1. Remedies Cumulative. Each legal, equitable or contractual right, power and remedy of Lessor now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor of any or all of such other rights, powers and remedies.
ARTICLE XXII.
          22.1. Acceptance of Surrender. No surrender to Lessor of this Lease or of the Leased Property or any part thereof or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.
ARTICLE XXIII.
          23.1. No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person or entity may acquire, own or hold, directly or indirectly, (i) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (ii) the fee estate in the Leased Property.
ARTICLE XXIV.
          24.1. Quiet Enjoyment. So long as Lessee shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all liens and encumbrances of record as of the date hereof, or created thereafter as consented to by Lessee.
ARTICLE XXV.
          25.1. Notices. Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a “notice”) must be in writing and may be served personally or by U.S. Mail. If served by U.S. Mail, it shall be addressed as follows:

If to Lessor:

Attn:

With a copy to:

Attn:

or such lender as Lessor may direct by delivering written notice to Lessee containing the name and address of such other lender.

If to Lessee:	Aurora Health Care, Inc. 3000 West Montana Milwaukee, WI 53215 Attn: Executive Vice President/COO
Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In lieu of notice by U.S. Mail, either party may send notices by a nationally recognized overnight courier service which provides written proof of delivery (such as U.P.S. or Federal Express). Any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier’s delivery receipt. Either party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.
ARTICLE XXVI.
          26.1. First Refusal to Purchase. Provided no Event of Default, or event which, with notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing hereunder, Lessee shall have a first refusal option to purchase the Leased Property or any portion thereof upon the same terms and conditions of any offer from a third party to purchase the Leased Property or any portion thereof which Lessor intends to accept (or has accepted subject to Lessee’s right of first refusal herein). If, during the Term, Lessor reaches such agreement with a third party Lessor shall promptly notify Lessee of the purchase price to Lessee and all other material terms and conditions of such agreement. Lessee shall have thirty (30) days after receipt of such notice from Lessor within which time to exercise Lessee’s option to purchase. If Lessee exercises its option within the time and in the manner herein provided, then such transaction shall be consummated within (the “Closing Date”) sixty (60) days after the date of receipt by Lessor of notice of such exercise in the manner herein provided, at the price to Lessee and in accordance with the terms and conditions of such agreement, if any, on the first (1st) day of the first month after all permits for owning or operating the Leased Property have been obtained by Lessee, but in no event later than 120 days after the date of receipt by Lessor of notice of the proper exercise by Lessee of this option (the “Outside Closing Date”). If Lessee shall not exercise Lessee’s option to purchase within said thirty (30) day period after receipt of said notice from Lessor and within the manner herein provided, Lessor shall be free for a period of six (6) months after the expiration of said thirty (30) day period to sell the Leased Property to such third party on all material terms as presented to Lessee. If such sale is not consummated, Lessee’s right of first refusal as provided in this Section shall be reinstituted, as to any subsequent sale of the Leased Property during the Term of this Lease.
ARTICLE XXVII.
          27.1. Lessor May Grant Liens. Without the consent of Lessee, Lessor may, from time to time, directly or indirectly, create or otherwise cause to exist any ground lease, mortgage, trust deed, lien, encumbrance or title retention agreement (collectively, an “encumbrance”) upon the Leased Property or any part(s) or portion(s) thereof or interests therein.
          27.2. Subordination; Attornment; Non-Disturbance. This Lease is and shall be subordinate to any Facility Mortgage now or hereafter encumbering the Leased Property or any part thereof (but subject to the non-disturbance provision herein set forth). If Lessor’s interest in the Leased Property is sold or conveyed upon the exercise of any remedy provided for in any Facility Mortgage, or otherwise by operation of law: (i) at the new owner’s option, Lessee shall attorn to and recognize the new owner as Lessee’s Lessor under this Lease or enter into a new lease substantially in the form of this Lease with the new owner, and Lessee shall take such actions to confirm the foregoing within ten (10) days after request; and (ii) the new owner shall not be (a) liable for any act or omission of Lessor under this Lease occurring prior to such sale or conveyance, or (b) subject to any offset, abatement or reduction of rent because of any default of Lessor under this Lease occurring prior to such sale or conveyance. Notwithstanding any Facility Mortgage or any default thereunder or anything else set forth herein or any subordination, so long as Lessee observes and complies with the provisions hereof, Lessee’s rights under this Lease shall not be disturbed, provided that the Right of First Refusal set forth in Section 26.1 will not be applicable to the Mortgagee under the Facility Mortgage obtaining title following a default on the Facility Mortgage through a bona fide deed in lieu of foreclosure or a purchase at the foreclosure sale.
ARTICLE XXVIII.
          28.1. Hazardous Substances. Lessee shall not allow any Hazardous Substance to be located in, on, under or about the Leased Property; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Leased Property in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the use by Lessee and which are brought, kept, used and disposed of in strict compliance with Legal Requirements. Lessee shall not allow the Leased Property to be used as a waste disposal site or, except as permitted in the immediately preceding sentence, for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance.

          For purposes of this Lease “Hazardous Substances” means collectively, any petroleum, petroleum product or byproduct or any substance, material or waste regulated or listed pursuant to any Environmental law. An Environmental Law means any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees, judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, clean-up, transportation or regulation of any Hazardous Substance, including the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.
          28.2. Notices. Lessee shall provide to Lessor promptly, and in any event immediately upon Lessee’s receipt thereof, a copy of any notice, or notification with respect to (i) any violation of a law relating to Hazardous Substances located in, on, or under the Leased Property or any adjacent property thereto; (ii) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Leased Property; (iii) any claim made or threatened by any Person against Lessee or the Leased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed from the Leased Property, including any complaints, notices, warnings or asserted violations in connection therewith.
          28.3. Remediation. If Lessee becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Leased Property or any adjacent property thereto, or if Lessee, Lessor or the Leased Property becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate the Leased Property, such party shall immediately notify the other of such event and, Lessee, at its sole cost and expense, shall cure such violation or effect such repair, closure, detoxification, decontamination or other remediation. If Lessee fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Lessor shall have the right, but not the obligation, to carry out such action and to recover from Lessee all of Lessor’s costs and expenses incurred in connection therewith.
ARTICLE XXIX.
          29.1. Memorandum of Lease. Lessor and Lessee shall, promptly upon the request of either, enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the State of Wisconsin. Lessee shall pay all costs and expenses of recording any such memorandum and shall fully cooperate with Lessor in removing from record any such memorandum upon the expiration or earlier termination of the Term.
ARTICLE XXX.
          30.1. Authority. Lessee and Lessor each represent they have full authority to execute and deliver this Lease.

ARTICLE XXXI.
          31.1. Miscellaneous.
          31.1.1. Survival. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of, Lessee or Lessor arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination. In addition, all claims against, and all liabilities and indemnities hereunder of Lessee shall continue in full force and effect and in favor of the Lessor named herein and its successors and assigns, notwithstanding any conveyance of the Leased Property to Lessee.
          31.1.2. Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.
          31.1.3. Non-Recourse. Lessee specifically agrees to look solely to the Leased Property for recovery of any judgment from Lessor. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Lessee might otherwise have to obtain injunctive relief against Lessor, or any action not involving the personal liability of Lessor.
          31.1.4. Licenses. Lessee covenants and agrees that it shall maintain at all times all required licenses, permits, certifications and similar governmental requirements that are necessary in order for Lessee to maintain its current legal status and ability to offer medical care.
          31.1.5. Successors and Assigns. This Lease shall be binding upon Lessor and its successors and assigns and upon Lessee and its successors, and assigns.
          31.1.6. Termination Date. If this Lease is terminated by Lessor or Lessee under any provision hereof and upon the expiration of the Term (collectively, the “termination date”), the following shall pertain: Lessee shall vacate and surrender the Leased Property to Lessor in the condition required by Section 4.1. Prior to such vacation and surrender, Lessee shall remove any items which Lessee is permitted or required to remove hereunder. Lessee shall, at Lessee’s cost, repair any damage to the Leased Property caused by such vacation and/or removal of any items which Lessee is required or permitted hereunder to remove. Any items which Lessee is permitted to remove but fails to remove prior to the surrender to Lessor of the Leased Property shall be deemed abandoned by Lessee, and Lessor may retain or dispose of the same as Lessor sees fit without claim by Lessee thereto or to any proceeds thereof. If Lessor elects to remove and dispose of any such items abandoned by Lessee, the cost of such removal and disposal shall be an Additional Charge payable by Lessee to Lessor upon demand. Lessee shall pay all amounts payable by it through the termination date and any costs charged pursuant to the immediately preceding sentence, each of the parties shall bear their own costs and fees incurred (including all costs incurred in performing their respective obligations hereunder) through the termination date and from and after the termination date neither party shall have any further obligations to the other, except for those obligations set forth in this clause (i), those obligations hereunder which are intended to survive the expiration or earlier termination of this Lease and those specific obligations set forth in clause (ii) below.

     (a) Notwithstanding the provisions of clause (i), upon any such termination or expiration of this Lease, the following shall pertain:
     (i) Lessee agrees to defend, protect, indemnify, and hold harmless Lessor from and against any and all claims, costs, losses, expenses, damages, actions, and causes of action for which Lessee is responsible under this Lease and which accrue or have accrued on or before the termination date.
     (ii) Lessee shall remain liable for the cost of all utilities used in or at the Leased Property through the termination date and accrued and unpaid, whether or not then billed, as of the termination date until full payment thereof by Lessee. Lessee shall obtain directly from the companies providing such services closing statements for all services rendered through the termination date and shall promptly pay the same. If any utility statement with respect to the Leased Property includes charges for a period partially prior to and partially subsequent to the termination date, such charges shall be prorated as between Lessor and Lessee, with Lessee responsible for the portion thereof (based upon a fraction the numerator of which is the number of days of service on such statement through the termination date and the denominator of which is the total number of days of service on such statement) through the termination date and Lessor shall be responsible for the balance. The party receiving any such statement which requires proration hereunder shall promptly pay such statement and the other party shall, within ten (10) days after receipt of a copy of such statement, remit to the party paying the statement any amount for which such other party is responsible hereunder.
     (iii) Lessee shall remain responsible for any and all Impositions imposed against the Leased Property, the Personal Property with a lien date prior to the termination date (irrespective of the date of billing therefor) and for its pro rata share of any Impositions imposed in respect of the tax-fiscal period during which the Term terminates, and Lessee shall indemnify and hold Lessor harmless with respect to any claims for such Impositions or resulting from nonpayment thereof.
          31.2. Governing Law. This Lease (and any Agreement formed pursuant to the terms hereof) shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Wisconsin (without regard of principles or conflicts of law) and any applicable laws of The United States of America. Venue for any dispute shall be in the Wisconsin Circuit Court for Milwaukee County.
          31.3. Waiver of Trial by Jury. Each of Lessor and Lessee acknowledges that it has had the advice of counsel of its choice with respect to its rights to trial by jury under The Constitution of the Untied States and the State. Each of Lessor and Lessee hereby expressly waives any right to trial by jury with respect to any claim, demand, action or cause of action (i) arising under this Lease (or any Agreement formed pursuant to the terms hereof) (ii) in any manner connected with or related or incidental to the dealings of the Lessor and Lessee with respect to the Lease (or any Agreement formed pursuant to the terms hereof) or any other instrument, document or Agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether now existing or hereinafter arising, and whether sounding in contract or tort or otherwise; each of Lessor and Lessee hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by a court without a jury, and that either party may file a copy of this section with any court as conclusive evidence of the consent of each such party to the waiver of its right to trial by jury.
          31.4. Entire Agreement. This Lease and the Exhibits hereto and such other documents as are contemplated hereunder, constitute the entire agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties. Lessor and Lessee hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Leased Property are merged into and revoked by this Lease.
          31.5. Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.
          31.6. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.
          31.7. Interpretation. Both Lessor and Lessee have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.
          31.8. Force Majeure. In the event that either Lessor or Lessee is delayed in performing its respective obligations pursuant to this Lease by any cause beyond the reasonable control of the party required to perform such obligation, the time period for performing such obligation shall be extended by a period of time equal to the period of the delay. For purposes of this Lease:
     (a) A cause shall be beyond the reasonable control of a party to this Lease when such cause would affect any person similarly situated (such as power outage, labor strike, Act of God or trucker’s strike) but shall not be beyond the reasonable control of such party when peculiar to such party (such as financial inability or failure to order long lead time material sufficiently in advance).
     (b) This Section shall not apply to any obligation to pay money or otherwise perform any financial obligation hereunder.
     (c) In the event of any occurrence which a party believes constitutes a cause beyond the reasonable control of such party and which will delay any performance by such party, such party shall promptly in writing notify the other party of the occurrence and nature of such cause, the anticipated period of delay and the steps being taken by such party to mitigate the effects of such delay. Failure to give such notice promptly, shall deem such occurrence or event not to be a cause beyond the reasonable control of such party.

          31.9. Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.
          31.10. Confidentiality. If Lessee delivers to Lessor information that Lessee indicates in writing is confidential relating to Lessee’s business, Lessee’s patients, Lessee’s doctors and/or any other aspect of Lessee’s business, then Lessor agrees that it shall not disclose such information to any other person or entity, except as required by law (court order or otherwise). Lessor may disclose such information to its lawyers, accountants or other service providers, provided that Lessor informs such service providers of the confidential nature of the information.
          31.11. Guaranty. The obligations of Lessee hereunder shall be guaranteed by Aurora Health Care, Inc., pursuant to a Guaranty in form attached as Exhibit D.
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          IN WITNESS WHEREOF, the parties have caused this Lease to be executed and attested by their respective officers thereunto duly authorized.

LESSOR:
,
a

By:

Name:

Its:

LESSEE:

AURORA MEDICAL GROUP, INC.

By:

Donald J. Nestor, Secretary/Treasurer

EXHIBIT A
LEGAL DESCRIPTION OF THE LAND

EXHIBIT B
EXISTING TITLE EXCEPTIONS

EXHIBIT C
BASE RENT SCHEDULE